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                                                                    Exhibit 10.5

                             TERMINATION AGREEMENT,
                             LICENCE BACK AND OPTION

DATED: 21st DECEMBER 2001

BETWEEN:

(1) HYDRO MED SCIENCES, INC. ("HMS"), a subsidiary of GP Strategies Corporation ("GP"), a Delaware corporation with principal offices at 9 West Street, 57th Street. Suite 4170, New York, NY 10019, USA; and

(2) Shire US INC., a New Jersey Corporation with principal offices at 7900 Tanners Gate Drive, Florence, Kentucky 41042, USA ("Shire").

RECITALS:

A. Hydro Med Sciences, a division of GP (the "HMS Division"), and Shire entered into a Licence Agreement dated 24 March 1998 whereby Shire agreed to undertake the development of a pharmaceutical product containing Histrelin as an active pharmaceutical ingredient for the treatment of human prostatic carcinoma and was granted an exclusive licence to market such product in certain territories (the "Licence Agreement").

B. The HMS Division and Shire entered into a manufacturing supply agreement dated 24 March 1998 in which the HMS Division agreed to supply Shire with research and commercial quantities of such product (as amended, the "Manufacturing Agreement").

C. Shire and its Affiliates have undertaken certain development activities pursuant to the Licence Agreement and are in possession of valuable development data and know-how in relation to such product.

D. The HMS Division has assigned the Licence Agreement and the Manufacturing Agreement to HMS.

E. HMS has agreed to use its reasonable endeavors to either (i) seek a third party licensee to continue such development and to commercialise such product or (ii) develop and commercialise such product itself, and Shire and HMS have agreed to terminate the Licence Agreement and the Manufacturing Agreement and Shire has agreed to licence such development data to HMS for this purpose on the terms set out in this Agreement.
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OPERATIVE PROVISIONS

1.   INTERPRETATION

     1.1 Terms used in this Agreement shall (unless the context otherwise requires or unless specifically defined herein) have the same meanings as set out in the Licence Agreement.

     1.2 In this Agreement the following words shall have the following meanings unless the context otherwise requires:

     "Commercial Sale"         means a sale to a third party (other than an
                               Affiliate or a Sub-Licensee) for commercial use of any Licensed Product in any country within the Territory to include for the avoidance of doubt a sale by a co-marketing partner or through a contract sales force on reasonably standard terms;

     "Development Data"        means all data, know-how and other information
                               relating to the Licensed Product generated in connection with the Development Program in the possession or control of Shire as at the date of this Agreement:

     "Development Program"     means the development program for the Licensed
                               Product previously agreed by the Parties;

     "IND" means the Investigational New Drug authorisation (No 40,772) given for the Licensed Product by the Food and Drug Administration of the United States of America;

     "Net Sales"               means "Net Sales" as defined in the License
                               Agreement with the additional deduction of the PC
                               Royalty and PROVIDED THAT sales by co-marketing partners or through a contract sales force on reasonably standard terms shall additionally constitute Net Sales for the purposes of this definition;

     "PC Royalty"              means any royalty payment properly paid by HMS to
                               the Population Council in respect of a sale of a
                               Licensed Product pursuant to the Termination of
                               Agreement
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                               dated September 12, 1990, dated September 26 and
                               October 1,1997, as amended, entered into by GP and the Population Council;

     "Option" means the option granted by HMS to Shire to market and distribute the Licensed Product in each country of the Territory outside of the United States of America as more particularly set out in Clause 6 of this Agreement;

     "Sub-Licensee"            any person, firm or company (excluding
                               Affiliates, Shire pursuant to the exercise of the Option and third parties who co-market the Licensed Product in the Territory on reasonably standard terms) licensed or appointed by HMS to supply the Licensed Product in any country within the Territory;

     "Sub-Licence Agreement"   means an agreement with a Sub-Licensee relating
                               to the development, use or sale of Licensed
                               Products;

     "Royalty Income"          all royalty or other Income received by HMS or an
                               Affiliate from any Sub-Licensee relating to the sale or use of any part of the Development Data, the Hydro Med Intellectual Property Rights and/or the Licensed Product less the deduction of any PC
                               Royalty paid in respect of any sales of Licensed
                               Product by any such Sub-Licensee;

     "Transfer Date"           shall mean 23 April 2001.

     1.3 Except where the context otherwise requires, words denoting the singular include the plural and vice versa.

     1.4 Unless otherwise stated, a reference to a Clause is a reference to a Clause of this Agreement.

     1.5 Clause headings are for ease of reference only and do not affect the interpretation of this Agreement.

     1.6  This Agreement includes the Recitals.

2.   LICENCE GRANT
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\     2.1 Subject to the terms of the Option, Shire hereby grants to HMS with deemed effect from the Transfer Date an exclusive licence in the Territory (with the right to grant sub-licences) in the Field of Use to the Development Data for the development, manufacture, use, supply and sale of the Licensed Product.

     2.2 HMS shall use its reasonable endeavours to secure a Sub-Licensee or Sub-Licensees for the purposes of developing and commercialising the Licensed Product: provided that, in the United States of America. HMS may market the Licensed Product itself including by co-marketing or contract force arrangements. Any Sub-Licence Agreement shall be with a reputable pharmaceutical company on an arms-length basis and on commercial terms as favourable to HMS as is reasonably achievable in the circumstances. HMS shall notify Shire in advance of any Sub-Licence Agreement being entered into and shall provide Shire with a summary of relevant terms of such Sub-Licence Agreement, including royalties, up front and milestone payments.

     2.3 The term of the licence granted in Clause 2.1 shall continue for so long as royalties are payable pursuant to Clause 4; thereafter HMS shall have a fully paid up licence to the Development Data in the Territory in the Field of Use.

     2.4 In the event that HMS concludes a Sub-Licence Agreement outside of the United States of America, then the Option shall lapse in respect of the relevant territory or territories (a) set out in such Sub-Licence and (b) where Shire has not previously exercised its rights under the Option in such territory or territories.

3.   TRANSFER OF DEVELOPMENT DATA

     3.1 Shire shall with effect from the Transfer Date cease all on-going activities under the Development Program and use all reasonable efforts to effect an orderly transfer to HMS of such activities.

     3.2 Each party agrees to act in good faith and to provide all reasonable co-operation to the other in order to transfer the Development Data and IND to HMS (or its Sub-Licensee) in a timely and efficient manner pursuant to this Clause 3.

     3.3 Shire shall grant HMS access to the pre-clinical data set out in Shire'S NDA for Supprelin (NDA No 19836) as is reasonably necessary to secure FDA approval for the Licensed Product as soon as is reasonably practicable following written request being made by HMS to Shire.
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     3.4  HMS shall, for the avoidance of doubt, bear all costs incurred in filing, prosecuting and maintaining all patents and patent applications encompassed within the Hydro Med Intellectual Property Rights and HMS shall use all its reasonable commercial efforts to file, prosecute and maintain any such patents and patent applications in a prudent and efficient manner.

     3.5 In respect of the use or sale of the Licensed Product from the Transfer Date HMS shall maintain comprehensive general liability insurance, Including product liability insurance in such amount as is reasonable in all the circumstances. HMS shall provide Shire with a certificate from the insurance company verifying the above upon request being made by Shire.

4.   ROYALTIES

     4.1 In consideration for the licence granted hereunder, and in further consideration of the transfer of the IND HMS shall pay to Shire:

          4.1.1 in the event of a Sub-Licensee being appointed, twenty per cent (20%) of Royalty Income;

          4.1.2 In the event of a Sub-Licensee being appointed, twenty per cent (20%) of milestones received by HMS or an Affiliate relating to the Licensed Product subject to a cap of US$ 5 million. PROVIDED THAT such cap shall only apply where HMS is entitled to receive a royalty on Net Sales of at least 10% pursuant to any Sub-Licence Agreement; and

          4.1.3 in the event of a Commercial Sale of Licensed Product by HMS or its Affiliates including by co-marketing partners or through a contract sales force, two per cent (2%) of Net Sales in the Territory.

     4.2  Royalties due to Shire pursuant to this Clause 4 shall be:

          4.2.1 payable for the period in respect of which Royalty Income is received by HMS or an Affiliate of HMS;

          4.2.2 payable for a period of ten (10) years from the date of first Commercial Sale where HMS or an Affiliate makes Commercial Sales of Licensed Product;

          4.2.3 payable on the later of the following (i)sixty (60) days of the end of each calendar quarter in respect of sales of Licensed Product made during such quarter or (ii) 30
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               days from receipt of payment by HMS;

          4.2.4 exclusive of value added tax or other sales taxes or duties and made in full without deduction of income or other taxes;

          4.2.5 made in US dollars to the credit of a bank account to be designated in writing by Shire to HMS; and

          4.2.6 accompanied by a statement including a detailed calculation of the payment due.

5.   RECORDS AND REPORTS

     5.1 HMS and its Affiliates shall, and HMS shall procure that its or its Affiliate's Sub-Licencees shall, maintain accurate and up to date records of Royalty Income received or Net Sales, as appropriate.

     5.2 HMS and its Affiliates shall on reasonable notice from Shire make such records available for inspection by Shire (or an independent accountant appointed by Shire) for the purpose of verifying the accuracy of any statement or report given by HMS to Shire and/or the amount of royalties due thereunder. In the event an independent accountant concludes that additional royalties are payable to Shire, such additional sums shall be due and payable immediately and, In the event that the inaccuracy is greater than 5% on any royalty statement, HMS shall be liable for the reasonable fees of any such accountant so appointed.

6.   OPTION AGREEMENT

     6.1 Subject to HMS's rights to enter into Sub-Licence Agreements, HMS hereby grants to Shire an exclusive, irrevocable option, exercisable at any time by notice in writing from Shire to HMS on a country by country basis, to market and distribute the Licensed Product in each country of the Territory outside of the United States of America in accordance with a distribution agreement based upon the terms set out in the Schedule to this Agreement.

     6.2 The Option is granted with effect from the Transfer Date in consideration of Shire entering into this Agreement and shall expire on a country by country basis (where Shire has not previously exercised an Option pursuant to Cause 6.1 of this Agreement), at the earlier of:

          6.2.1 HMS entering into Sub-Licence Agreement for any country or countries within the Territory; or
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          6.2.2 180 days following the date of regulatory approval in each country of the Territory for the Licensed Product.

     6.3 HMS shall be at liberty to market the Licensed Product Itself Including by co-marketing or contract force arrangements In the United States of America or, after the Option has expired with respect to such country, in any other country within the Territory.

     6.4 Upon exercise of an Option the following milestone payments shall be payable in respect of the relevant countries set out in the Shire notice exercising the Option:

          6.4.1 US$2 million in respect of the European Union:
          6.4.2 US$0.5 million in respect of any other countries within the Territory (to be reduced by US$0.25 million should HMS enter Into a Sub-Licence Agreement within the European Union);

          such milestones to be payable upon the date that a product approval for marketing of the Licensed Product is given within the relevant country or countries set out in the Shire Option notice.

7.   RELEASE AND WAIVER

     Each party and Its Affiliates hereby irrevocably releases, waives and foregoes all claims, actions or demands that it may have against the other party and/or its Affiliates In relation to the development of the Licensed Product or under either the Licence Agreement or the Manufacturing Agreement.

8.   ENTIRE AGREEMENT

     This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions provided for herein and contains all of the agreement between the parties hereto and there are no verbal agreements or understandings between the parties to this Agreement that are not reflected In this Agreement. Subject to Clause 9 below, this Agreement supersedes the Heads of Agreement entered Into on 23 April 2001 by the parties and both the Licence Agreement and the Manufacturing Agreement each of which are hereby terminated with effect from the Transfer Date.

9.   MISCELLANEOUS PROVISIONS

     9.1 Notwithstanding Clause 8 above, Sections "10.01 Amendment", "10.03" Severability". "10.04 Notices", "10.05 Governing Law", "10.06 Assignment", "10.07 Consents not to be Unreasonably
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          Withheld", "10.08 No Strict Construction" and "10.10 Force Majeure" of
          the Licence Agreement shall be deemed to apply to this Agreement save that references in these Sections to Roberts shall be deemed to be to Shire and Shire's address for service of notices shall be:

          Shire US Inc
          C/o Shire Pharmaceuticals Group plc
          Hampshire International Business Park
          Chineham
          BASINGSTOKE
          Hampshire
          RG24 BEP
          United Kingdom
          Attention: Ms Tatjana May, General Counsel and Company
          Secretary

SIGNED for and on behalf of
HYDRO MED SCIENCES, INC.


/s/ D S Tierney
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Name: D S Tierney
Title: President and Chief
       Executive Officer


SIGNED for and on behalf of
Shire US INC.


/s/ Dr J W Totten
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Name: Dr J W Totten
Title: Group Research & Development Director
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                                  The Schedule

                    Terms of Marketing/Distribution Agreement

1.   Nature of Appointment - sole and exclusive (even as to HMS).

2.   Territory/ies - countries as nominated by Shire pursuant to Option.

3. Products - any Licensed Product or Licensed Products nominated by Shire pursuant to Option Notice.

4. Supply of the Licensed Products - HMS to supply Licensed Products to Shire at a price representing HMS's costs of manufacture but not for the avoidance of doubt to include any profit element to Shire's nominated premises in the relevant country within the Territory for onward distribution in a timely manner, In accordance with cGMP and with any applicable technical specification relating to the Licensed Products.

5. Payment Terms - Shire to pay HMS 13.5% of Shire's Net Sales within 30 days of the date of delivery by HMS to Shire.

6. Product Liability - HMS to indemnify and hold Shire and its Affiliates harmless from and against all costs, expenses, claims and liabilities arising from the supply or manufacture of the Licensed Products. Shire to indemnify and hold HMS and its Affiliates harmless from and against all costs, expenses, claims and liabilities arising from the marketing or distribution of the Licensed Products.

7. Insurance and audit - HMS and Shire to carry adequate insurance to cover potential liability under distribution agreement. HMS to have right to inspect Shire's books and accounts relating to sales of the Licensed Product on reasonable notice.

8. Term and Termination - Term -10 years fixed, termination - for material breach or Insolvency.

9.   Governing Law- the laws of New York, USA.